                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           HYDRON TECHNOLOGIES, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                           HYDRON TECHNOLOGIES, INC.
                              941 CLINT MOORE ROAD
                           BOCA RATON, FLORIDA 33487

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                  JUNE 9, 1995

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders (the 'Annual Meeting') of Hydron Technologies, Inc. (the 'Company') has been called for and will be held at 10:00 A.M., local time, on Friday, June 9, 1995, at the Boca Raton Marriot Crocker Center, 5150 Town Center Circle, Boca Raton, Florida 33486 for the following purposes:

          1. To elect nine (9) directors of the Company to serve as the Board of Directors to hold office until the next Annual Meeting of the Shareholders and until their successors are elected and qualify;

          2. To ratify the appointment by the Board of Directors of Ernst & Young, LLP, independent certified public accountants, to serve as independent auditors for the current fiscal year; and

          3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on May 5, 1995 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The list of shareholders entitled to vote at the Annual Meeting will be available for the examination of any shareholder at the Company's offices at 941 Clint Moore Road, Boca Raton, Florida 33487, for ten (10) days prior to June 9, 1995.

                                              By Order of the Board of Directors

                                                            CHAUDHURY M. PRASAD,
                                                                       Secretary
Dated: May 8, 1995

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

                           HYDRON TECHNOLOGIES, INC.
                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished by the Board of Directors of Hydron Technologies, Inc. (the 'Company'), a New York corporation with offices located at 941 Clint Moore Road, Boca Raton, Florida 33487, in connection with the solicitation of proxies to be used at the annual meeting of shareholders of the Company to be held on June 9, 1995, and at any adjournments thereof (the 'Annual Meeting'). This proxy statement will be mailed to shareholders beginning approximately May 8, 1995. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, or by a shareholder voting in person at the Annual Meeting.

     All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are indicated, proxies will be voted for the election of nine (9) directors; and for the ratification of the selection by the Board of Directors of Ernst & Young, LLP as the independent certified public accountants of the Company.

     A copy of the annual report of the Company for the fiscal year ended December 31, 1994, which contains financial statements audited by the Company's independent certified public accountants, accompanies this proxy statement.

     The cost of preparing, assembling and mailing this notice of meeting, proxy statement, the enclosed annual report and proxy will be borne by the Company. In addition to solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph, or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock. The Company will reimburse such persons for their expenses in forwarding soliciting material.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     The Board of Directors has fixed the close of business on May 5, 1995 as the record date (the 'Record Date') for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting. Only shareholders on the Record Date will be able to vote at the Annual Meeting, and will be entitled to one (1) vote for each share held, with no shares having cumulative voting rights.

     On the Record Date, there were 22,628,816 outstanding shares of the Company's $.01 par value common stock ('Common Stock'). There was no other class of voting securities outstanding at that date. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting.

     Management of the Company knows of no business other than that specified in

Item numbers 1 and 2 of the Notice of Annual Meeting which will be presented for consideration at the Annual Meeting. If any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

     The following table sets forth information as of the close of business on the Record Date as to the total number of shares of equity securities of the Company, owned by each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock:

        NAME AND            AMOUNT AND
       ADDRESS OF            NATUE OF       APPROXIMATE
       BENEFICIAL           BENEFICIAL      PERCENT OF
          OWNER             OWNERSHIP         CLASS
- - -------------------------   ----------      ----------
Harvey Tauman ...........   2,290,000 (1)      10.0%
941 Clint Moore Road
Boca Raton, FL 33487

Richard Banakus .........   1,500,000           6.6%
82 Verissimo Drive
Novato, CA 94947

- - ------------------
(1) 1,000,000 shares are held directly and 200,000 shares underlie options; 1,000,000 shares are held by Ilene Tauman, his wife; and 90,000 shares are held with Ilene Tauman as trustees for their children. Pursuant to a Shareholders' Agreement dated September 30, 1983 between Harvey Tauman and Ilene Tauman, his wife, Harvey Tauman has the sole right to vote any and all shares presently owned by Ilene Tauman, as well as any and all shares acquired by Ilene Tauman in the future.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS
GENERAL

     At the Annual Meeting, nine (9) directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualify. During 1994 the number of Directors was seven (7), and the Board consisted of Messrs. Harvey Tauman, Richard Tauman, Chaudhury M. Prasad, Frank Fiur, Samuel M. Leb, M.D., Nestor M. Cardero, C.P.A. and Joseph A. Caccamo, Esq. In April 1995, pursuant to the authority granted in the Company's By-Laws, the Board of Directors voted to increase the number of members of the Board from seven (7) to nine (9) effective at the Annual Meeting, and nominated Hugues Lamotte and Richard Banakus to fill the two (2) additional posts. All of the nominees were elected directors at the Company's 1994 Annual Meeting of Shareholders with the exception of Messrs. Lamotte and Banakus. Unless otherwise specified, all proxies will be voted in favor of the nine (9) nominees below as directors of the Company.

     If any nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. Directors are elected by a plurality of the votes cast.

     The following table sets forth certain information about each nominee for director of the Company including the number and percent of shares of Common Stock beneficially owned as of the Record Date by each nominee, executive officers and by all officers and directors of the Company as a group (11 persons):

     NAME AND ADDRESS OF         AMOUNT AND NATURE OF      APPROXIMATE PERCENT
       BENEFICIAL OWNER          BENEFICIAL OWNERSHIP            OF CLASS
- - ------------------------------   --------------------      --------------------
Harvey Tauman ................         2,290,000(1)               10.0%
941 Clint Moore Road
Boca Raton, FL 33487

Richard Tauman ...............           150,000(2)            Less than 1%
941 Clint Moore Road
Boca Raton, FL 33487

Chaudhury M. Prasad ..........           200,200               Less than 1%
941 Clint Moore Road
Boca Raton, FL 33487

Frank Fiur ...................           130,000(3)            Less than 1%
469 W. 83rd Street
Hialeah, FL 33041

Samuel M. Leb, M.D. ..........           291,252(4)                1.2%
1905 So. Oak Haven Circle
No. Miami Beach, FL 33179

Nester M. Cardero, C.P.A. ....            33,500(5)            Less than 1%
14222 S.W. 97th Terrace
Miami, FL 33183

Joseph A. Caccamo, Esq. ......            50,500(6)            Less than 1%
230 Park Avenue - 31st Floor
New York, NY 10169

Richard Banakus ..............         1,500,000                   6.6%
82 Verissimo Drive
Novato, CA 94947

Hugues Lamotte ...............           400,000(7)                1.8%
Atlas Capital Limited
5 Clifford Street
London, W1X1RB England

Karen Gray ...................            80,000(8)            Less than 1%
941 Clint Moore Road
Boca Raton, FL 33487

Thomas G. Burns ..............            50,000(9)            Less than 1%

941 Clint Moore Road
Boca Raton, FL 33487

All officers and directors ...         5,003,352(10)              21.7%
as a group (11 persons)

                                                        (Footnotes on next page)

(Footnotes from previous page)
- - ------------------
 (1) 1,000,000 shares are held directly and 200,000 shares underlie options; 1,000,000 shares are held by Ilene Tauman, his wife; and 90,000 shares are held with Ilene Tauman as trustees for their children. Pursuant to a Shareholders' Agreement dated September 30, 1983 between Harvey Tauman and Ilene Tauman, his wife, Harvey Tauman has the sole right to vote any and all shares presently owned by Ilene Tauman, as well as any and all shares acquired by Ilene Tauman in the future.

 (2) Consists of 55,000 shares held directly; 45,000 shares as beneficiary of a trust; and options to purchase 50,000 shares.

 (3) Consists of 120,000 shares held directly; and options to purchase 10,000 shares of Common Stock. Does not include 109,000 shares held directly by Evette Fiur, his wife, as to which he disclaims beneficial ownership.

 (4) Consists of 107,000 shares held jointly with his wife; 164,152 shares held indirectly through an IRA; and options to purchase 20,000 shares.

 (5) Consists of 1,500 shares held indirectly through an IRA, 2,000 shares held jointly with his wife, 20,000 shares of Common Stock held directly and options to purchase 10,000 shares. Does not include 1,500 shares held by his wife in an IRA, as to which Mr. Cardero disclaims beneficial ownership.

 (6) Consists of 5,000 shares held jointly with his spouse, options to purchase 45,000 shares and 500 shares held as trustee for the benefit of his family.

 (7) Consists of 300,000 shares held directly and options to purchase 100,000 shares.

 (8) Consists of options to purchase 80,000 shares.

 (9) Consists of options to purchase 50,000 shares.

(10) Consists of 4,565,352 shares held directly and options to purchase 435,000 shares, as well as 3,000 shares held by National Patent Development Corporation, which has granted to the Company a proxy to vote its shares of Common Stock.

CERTAIN INFORMATION REGARDING DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

     Harvey Tauman, age 54, has been Chairman of the Board of Directors, Chief Executive Officer, President and Treasurer of the Company for more than the past five (5) years. Mr. Tauman became a director of the Company in 1971. Harvey Tauman is the father of Richard Tauman, who is a Director and Executive Vice President.

     Richard Tauman, age 28, became a Director and Vice President, Production, in March 1994. In April 1995 he was appointed Executive Vice President. In May 1989 he graduated from the University of Miami with a BBA degree in Marketing, and since such time has worked for the Company, predominately in product production. Richard Tauman is the son of Harvey Tauman, the Chairman of the Board and President.

     Chaudhury M. Prasad, age 48 and a Director since 1975, has been Vice President, Operations, and Secretary of the Company for more than the past five
(5) years.

     Frank Fiur, age 81 and a Director since 1980, has been a consultant to the Company on business and financial matters for more than the past five (5) years. In addition, he is a real estate broker and salesman for The Fiur Organization, Inc., industrial real estate brokers.

     Samuel M. Leb, age 71 and a Director since 1988, was a self-employed practicing surgeon from 1958 through August 1993, when he retired. From 1969 through December 1987, he was a member of the Board of Trustees of Parkway Regional Medical Center, North Miami Beach, Florida.

     Nestor M. Cardero, age 55 and a Director since 1990, is a certified public accountant in private practice. He was a tax partner at Karpel & Company, P.A. from March 1989 through November 1990. Prior to that time and for more than five
(5) years, he was a tax partner at KPMG Peat Marwick and its predecessor KMG Main Hurdman, the Company's former independent auditors.

     Joseph A. Caccamo, age 39 and a Director since August 1992, has been a practicing attorney since 1981. From May 1987 through February 1991, he was an associate of Parker Chapin Flattau & Klimpl, New York City, and from February 1991 through August 1991, he was of counsel to Brandeis, Bernstein & Wasserman, New York City. In September 1991 he founded Joseph A. Caccamo Attorney at Law, P.C., which is counsel to the Company. He is also a director of Jean Philippe Fragrances, Inc., a company engaged in the production and distribution of fragrances and cosmetics, which has its common stock listed on The Nasdaq Stock Market (National Market System).

     Richard Banakus, age 48, is a nominee for election as a member of the Board of Directors. During the period from April 1991 to the present, Mr. Banakus has been a private investor with interests in a number of privately and publicly held companies. From July 1988 through March 1991, he was the managing partner of Banyan Securities, Larkspur, California, which he founded.

     Hugues Lamotte, age 53, is a nominee for election as a member of the Board of Directors. Mr. Lamotte has been engaged in managerial, marketing and asset management functions in international finance for the past twenty-seven (27) years. He has a broad array of investment experience, working both in the United States and European Community. Since 1974 he has been a Managing Director of

Wertheim Schroder & Co., Incorporated, a full service investment banking firm with offices in New York, London and Paris. He is credited with starting the firm's European operation and opened offices in London, Paris and Geneva. He has advised numerous European and United States institutional clients with regard to their global asset allocations and investments. In 1994, he started an investment firm, Atlas Capital Management, and is its Chairman and Chief Executive Officer. In addition, he is the Manager of Atlas Global Fund. Mr. Lamotte is an MBA graduate of the University of Paris.

     Karen Gray, age 36, was appointed as Vice President, Corporate Communications in October 1993. From 1984 until October 1990, Ms. Gray was the Director of Corporate Communications for ISI Systems, Inc., a then publicly held company and producer and distributor of computer software for the insurance industry. From November 1990 through December 1990, Ms. Gray was relocating to Florida, where she founded Mar/Comm Associates, Inc., Miami Beach, Florida, a marketing communications firm. From January 1991 to October 1993, she was the principal of Mar/Comm Associates, Inc., which acted as a public and investor relations consultant to the Company from June 1992 through October 1993.

     Thomas G. Burns, age 37, was hired as Chief Financial Officer in June 1994, and was appointed as Vice President, Finance in April 1995. Mr. Burns served most recently as Audit Senior Manager for Ernst & Young, LLP of West Palm Beach, Florida, where he had worked as a certified public accountant since 1981.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has three (3) standing committees: the Stock Option Committee, which has the function of administering the Company's 1993 Stock Option Plan; the Audit Committee, which has the function of recommending to the Board of Directors the appointment of independent auditors and of reviewing the performance and scope of audit and nonaudit services to be performed by the independent auditors; and the Executive Compensation Committee, which oversees the compensation of the executive officers of the Company.

     The Stock Option Committee held two (2) meetings during the fiscal year ended December 31, 1994, and consisted of Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

     The Audit Committee held one (1) meeting during the fiscal year ended December 31, 1994, and consisted of Messrs. Fiur, Cardero and Dr. Leb.

     The Executive Compensation Committee, which held three (3) meetings during the fiscal year ended December 31, 1994, consisted of Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

     The Board of Directors held six (6) meetings of the full Board in the fiscal year ended December 31, 1994, and all of the directors attended not less than 75% of such meetings and meetings of committees of the Board on which they served.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and all other persons who were executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992:

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                      --------------------------------------------     LONG TERM AWARDS
                                                                        OTHER        ---------------------
                                                                       ANNUAL        NUMBER
              NAME AND                          SALARY    BONUS     COMPENSATION       OF      ALL OTHER
         PRINCIPAL POSITION           YEAR       ($)       ($)           ($)         OPTIONS  COMPENSATION
- - ------------------------------------  ----     --------  --------  ---------------   -------  ------------

Harvey Tauman ......................  1994(1)  $335,400  $150,000   $    4,940(2)    200,000      -0-
  Chief Executive Officer,            1993     $260,251    -0-      $1,381,110(3)      -0-        -0-
  President and Treasurer             1992     $208,900    -0-         -0-             -0-        -0-

Richard Tauman .....................  1994(4)  $ 58,525  $ 10,000   $  523,813(5)      -0-        -0-
  Executive Vice President            1993        NA       NA          NA              NA         NA
                                      1992        NA       NA          NA              NA         NA

Chaudhury M. Prasad ................  1994(6)  $ 72,800  $  7,500   $  679,939(7)      -0-        -0-
  Vice President, Operations          1993     $ 65,508    -0-           9,996         -0-        -0-
  and Secretary                       1992     $ 63,450    -0-         -0-             -0-        -0-

Karen Gray .........................  1994(8)  $ 54,000  $  7,500   $  103,750(9)      -0-        -0-
  Vice President, Corporate           1993        8,400    -0-         -0-            50,000      -0-
  Communications                      1992        NA       NA          NA             50,000      -0-

Thomas G. Burns ....................  1994(10) $ 48,600  $  5,000   $    2,800        50,000      -0-
  Vice President, Finance,            1993        NA       NA          NA              NA         NA
  and Chief Financial Officer         1992        NA       NA          NA              NA         NA

- - ------------------
 (1) As of December 31, 1994, Mr. Harvey Tauman and his spouse held 2,000,000 restricted shares of Common Stock, with an aggregate value of $9,625,000 based upon the closing price of HyTech's Common Stock as reported by the Nasdaq Stock Market, National Market System, of $4.8125.
 (2) Represents premiums for life insurance.
 (3) Represents income attributable to the difference between the exercise price of stock options exercised by Mr. Harvey Tauman and his wife during Fiscal 1993, and the fair market value of the Common Stock on the date of such exercise.
 (4) As of December 31, 1994, Mr. Richard Tauman beneficially held 100,000 restricted shares of Common Stock, with an aggregate value of $481,250 based upon the closing price of HyTech's Common Stock as reported by the Nasdaq Stock Market, National Market System, of $4.8125.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
 (5) Represents income attributable to the difference between the exercise price of stock options exercised by Mr. Richard Tauman during Fiscal 1994, and the fair market value of the Common Stock on the date of such exercise.

 (6) As of December 31, 1994, Mr. Prasad held 200,200 restricted shares of Common Stock, with an aggregate value of $963,463 based upon the closing price of HyTech's Common Stock as reported by the Nasdaq Stock Market, National Market System, of $4.8125.

 (7) Represents income attributable to the difference between the exercise price of stock options exercised by Mr. Prasad during Fiscal 1994, and the fair market value of the Common Stock on the date of such exercise.

 (8) Ms. Gray, who commenced working for HyTech in October 1993, held no restricted shares of Common Stock as of December 31, 1994.

 (9) Represents income attributable to the difference between the exercise price of stock options exercised by Ms. Gray during Fiscal 1994, and the fair market value of the Common Stock on the date of such exercise.

(10) Mr. Burns, who commenced working for HyTech in June 1994, held no restricted shares of Common Stock as of December 31, 1994.

     The following table sets forth certain information relating to stock option grants during Fiscal 1994, for the Company's Chief Executive Officer and all other persons who were executive officers of the Company and its subsidiaries for Fiscal 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL
                          INDIVIDUALIZED GRANTS                                 REALIZED VALUE
- - -------------------------------------------------------------------------    AT ASSUMED RATES OF
                          NUMBER OF    PERCENT OF                             STOCK APPRECIATION
                         SECURITIES   TOTAL OPTIONS                            FOR OPTION TERM
                         UNDERLYING    GRANTED TO                          ------------------------
                           OPTIONS    EMPLOYEES IN   EXERCISE  EXPIRATION   FIVE (5%)    TEN (10%)
         NAME            GRANTED (#)   FISCAL YEAR    PRICE       DATE     PERCENT ($)  PERCENT ($)
- - -----------------------  -----------  -------------  --------  ----------  -----------  -----------
Harvey Tauman..........    200,000        80%         $2.625    05/16/99    $145,048     $320,518
Richard Tauman.........     -0-           -0-           NA         NA           NA          NA
Chaudhury M. Prasad....     -0-           -0-           NA         NA           NA          NA
Karen Gray.............     -0-           -0-           NA         NA           NA          NA
Thomas G. Burns........     50,000        20%         $4.125    06/05/99    $ 56,983     $125,918


     The following table sets forth certain information relating to option exercises effected during Fiscal 1994, and the value of options held as of such date by the Company's Chief Executive Officer and all other persons who were executive officers of the Company and its subsidiaries for Fiscal 1994:

                   AGGREGATE OPTION EXERCISES FOR FISCAL 1994
                           AND YEAR END OPTION VALUES

                                                NUMBER OF UNEXERCISED  VALUE(1) OF UNEXERCISED
                                                     OPTIONS AT         IN-THE-MONEY OPTIONS
                                       VALUE      DECEMBER 31, 1994     AT DECEMBER 31, 1994
                           SHARES       ($)     ---------------------  -----------------------
                         ACQUIRED ON  REALIZED      EXERCISABLE/            EXERCISABLE/
         NAME             EXERCISE      (2)         UNEXERCISABLE           UNEXERCISABLE
- - -----------------------  -----------  --------  ---------------------  -----------------------
Harvey Tauman..........      -0-        -0-          200,000/-0-            $437,500/$-0-
Richard Tauman.........    160,000    $523,813         -0-/-0-                $-0-/$-0-
Chaudhury M. Prasad....    237,500    $679,939         -0-/-0-                $-0-/$-0-
Karen Gray.............     20,000    $103,750       80,000/-0-             $237,500/$-0-
Thomas G. Burns........      -0-        -0-         10,000/40,000          $6,875/$27,500

- - ------------------
(1) Total value of unexercised options is based upon the closing price ($4.8125) of the Common Stock as reported by the Nasdaq Stock Market on December 31, 1994.
(2) Value realized in dollars is the amount that the shareholder is deemed to have received as the result of the exercise of options, based upon the difference between the fair market value of the Common Stock as reported by the Nasdaq Stock Market on the date of exercise and the exercise price of the options at the time of the exercise.

Employment Agreements

     Harvey Tauman has an employment agreement with the Company whereby he is to serve as Chief Executive Officer, President and Treasurer of the Company through April 30, 2003. His salary will increase annually by an amount equal to the greater of (i) 5% of his base salary for the immediately preceding employment term or (ii) increases as reflected in the Consumer Price Index, which may also be increased at any time at the discretion of the Board of Directors. In addition, effective September 1, 1993 contemporaneous with the commencement of the effective date of the QVC License Agreement, the Board of Directors voted to increase Mr. Tauman's base salary (as defined in the employment agreement) by $100,000 in consideration of the services to be performed by Harvey Tauman pursuant to the terms of the QVC License Agreement. Such increase in base salary is to remain in effect only for so long as the QVC License Agreement shall remain in effect.


     Richard Tauman has an employment agreement with the Company whereby he is to serve as Vice President, Production of the Company through August 31, 2004. His salary will increase annually by an amount equal to the greater of (i) five percent (5%) of his base salary for the immediately preceding employment term or
(ii) increases as reflected in the Consumer Price Index, which may also be increased at any time at the discretion of the Board of Directors.

     Chaudhury M. Prasad has an employment agreement with the Company whereby Mr. Prasad is to serve as Secretary of the Company through April 30, 2003. His annual salary may be increased at any time at the discretion of the Board of Directors.

     Each of the above employment agreements provides that, if a change in control of the Company has occurred and thereafter such employee shall terminate his employment with the Company, or if his employment is terminated by the Company for any reason other than death or disability, such employee shall be entitled to receive (i) his regular compensation, including all awards, perquisites and benefits, through the date on which his employment terminates and (ii) a lump sum payment in an amount equal to 2.99 times his 'base amount' (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended).

Compensation of Directors

     There are no standard arrangements whereby directors who are also employees of the Company are compensated.

     On December 22, 1993, the Board of Directors of the Company adopted the 1993 Nonemployee Stock Option Plan (the '1993 Plan'). This Plan was approved by the stockholders on July 19, 1994. The purpose of the 1993 Plan is to assist the Company in attracting and retaining key directors who are responsible for continuing the growth and success of the Company.

     The 1993 Plan provides nonqualified stock options for nonemployee directors to purchase an aggregate of 250,000 shares of Common Stock, with initial grants of options to purchase 10,000 shares exercisable at $2.50 per share as of the date of grant to the existing nonemployee directors, grants of options to purchase 10,000 shares on each September 1st thereafter, and grants of options to purchase 10,000 shares upon election or appointment of any new nonemployee directors which will not be exercisable for a one (1) year period, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant but in no event less that $2.50 per share. Each of Messrs. Frank Fiur, Samuel M. Leb, Nestor Cardero and Joseph A. Caccamo were granted options to purchase 10,000 shares of Common Stock at the exercise price of $2.50 per share under the 1993 Plan in December 1993, and options to purchase 10,000 shares of Common Stock at the exercise price of $5.6875 per share under the 1993 Plan in September 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established the Executive Compensation Committee of the Board of Directors (the 'Compensation Committee') in October 1993 to oversee all issues of executive compensation, except for the administration of the Company's stock option plans, which are administered by the Stock Option Committee of the Board of Directors. Commencing in October 1993 both the Compensation Committee and the Stock Option Committee consisted of Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

     The following persons participated in discussions concerning executive compensation during Fiscal 1994, with generally the Chief Executive Officer initiating and recommending executive compensation levels: Harvey Tauman, the Chief Executive Officer, President, Treasurer and Chairman of the Board of Directors; Richard Tauman, Executive Vice President and a member of the Board of Directors, and each of the members of the Compensation Committee, Messrs. Fiur, Cardero, Caccamo and Dr. Leb.

REPORT ON EXECUTIVE COMPENSATION

  General

     The Securities and Exchange Commission ('Commission') has adopted rules which require most public companies to provide detailed information regarding compensation and benefits provided to their chief executive officer and to each of the four (4) most highly compensated executive officers, other than the chief executive officer, whose annual base salary and bonus compensation was in excess of $100,000. Although no executive officer other than Harvey Tauman had combined annual base salary and bonus compensation in excess of $100,000, this report for Fiscal 1994 covers Harvey Tauman, the Chief Executive Officer, and all persons who were executive officers for Fiscal 1994: Richard Tauman, then Vice President, Production; Chaudhury M. Prasad, Vice President, Operations and Secretary; Karen Gray, Vice President, Corporate Communications; and Thomas G. Burns, then Chief Financial Officer.

     The philosophy of both the Board of Directors and the Compensation Committee toward executive compensation is primarily performance oriented. Executive compensation packages generally include a base salary and long term incentives in the form of stock option grants tied to the performance of the Company. In addition, the Company provides a comprehensive medical insurance plan for certain executive officers.

  Base Salary

     Base salaries for executive officers were initially determined by evaluating the responsibilities of the position held, the experience of the individual and reference to the competitive marketplace for executive talent. The base salaries of Harvey Tauman, Richard Tauman and Chaudhury M. Prasad are set forth in their respective employment agreements. Base salaries for the Company's executive officers are reviewed on an annual basis.

     Increases in base salary, which could be greater than that specified in the employment agreements of Harvey Tauman and Richard Tauman (Mr. Prasad's agreement does not set forth any specific increases) are determined by evaluating the performance of the Company and of each executive officer, as well as whether the nature of the responsibilities of the executive has changed. Each of the employment agreements of Harvey Tauman and Richard Tauman provides that each shall receive annual increases not less than the greater of increases in the Consumer Price Index or five percent (5%) of the base salary in the preceding year. In accordance with their respective contractual arrangements, neither Harvey Tauman, Richard Tauman nor Mr. Prasad may have their base salary reduced, except in one instance for Harvey Tauman.

     In Fiscal 1994 the base salary of Harvey Tauman, the Chief Executive Officer as well as Chief Operating Officer and Treasurer of the Company, was determined pursuant to the terms of his employment agreement executed in April 1993. Such base salary was determined prior to the formation of the Compensation Committee, although the agreement was approved by the entire board with Mr. Tauman abstaining from the vote thereon. However, in connection with the license agreement entered into by the Company with QVC Network, Inc. ('QVC'), the Compensation Committee determined that effective as of September 1, 1993 (contemporaneous with the effective date of such license agreement) and solely for so long as such license agreement with QVC remains in effect, the base salary of Mr. Tauman would be increased by $100,000 per annum, payable in such equal installments as his regular salary.

     The Compensation Committee took this action in view of the contractual obligation of Mr. Tauman to make eighteen (18) appearances per annum at the QVC studios in Pennsylvania to promote the sale of the Hydron polymer based products. Further, an appearance is defined in such agreement as a one (1) to three (3) day period over which Mr. Tauman is to be available. Therefore, Mr. Tauman must make himself available for up to fifty-four (54) days per year to promote the sale of Hydron polymer based products on QVC. The amount of additional time to be required for such appearances, as well as the necessary preparatory time, is considerable. Such services as the chief spokesperson for the Company's product line on QVC are in addition to his duties as Chief Executive Officer, President and

Treasurer of the Company. In view of the foregoing, the Compensation Committee and the entire Board consider the compensation paid to him for the services performed in his various capacities to be fair and equitable.

     Initially, the base salaries for 1994 of $52,000 per annum for each of Richard Tauman, then Vice President, Production and Karen Gray, Vice President, Corporate Communications, were determined by the Chief Executive Officer, and subsequently ratified by the Compensation Committee.

     Subsequently in 1994, the Compensation Committee authorized increases in the base salary of Richard Tauman, then Vice President, Production of the Company, of $125 per week from the then base salary of $52,000 per annum, effective as of July 1, 1994, and of Karen Gray, Vice President, Corporate Communications of the Company, of $100 per week from the then base salary of $52,000 per annum, effective as of August 15, 1994. Such increases were authorized by the Compensation Committee upon the recommendation of the President that those two (2) executive officers had performed exceptionally as the Company's business activities began to expand on an expedited basis.

     In September 1994 Richard Tauman entered into an employment agreement with the Company whereby he is to serve as Vice President, Production of the Company through August 31, 2004. His salary was increased to $67,600 per annum and will increase annually by an amount equal to the greater of (i) five percent (5%) of his base salary for the immediately preceding employment term or (ii) increases as reflected in the Consumer Price Index and which may also be increased at any time at the discretion of the Board of Directors.

     In May 1994 the Chief Executive Officer determined that operations had progressed to a point where the Company now required a full time Chief Financial Officer, and he negotiated a compensation package with Thomas G. Burns, C.P.A., to act as the Chief Financial Officer of the Company commencing in June 1994. Mr. Burns was a manager at Ernst & Young, the Company's independent certified public accountants, and has worked on the Company's audits for the past three
(3) years. The compensation package consists of a base salary of $84,000, a travel allowance of $400 per month and options to purchase 50,000 shares at the fair market value. The Compensation Committee believed that the compensation to be paid to Mr. Burns, in view of his professional experience and prior dealings with the Company, was fair and equitable.

     Chaudhury M. Prasad, Vice President, Operations and Secretary, received an increase in his base compensation from $65,508 to $72,800 for Fiscal 1994, which the Compensation Committee believes is fair and equitable.

  Annual Incentives

     The members of the Compensation Committee determined, for the first time in the Company's history, to award cash bonus compensation to the employees of the Company for their services performed during fiscal 1994. The Compensation Committee noted the substantial improvement in operations, as evidenced by the substantial increase in net sales and net income for the second and third quarters as compared to prior years. Further, as noted in the Company's third quarter earnings press release, management anticipated that net sales for the fourth quarter for fiscal 1994 would also be a record, and that the fourth quarter would be the most profitable quarter of the year.

     The Compensation Committee noted that management has positioned the Company for sustained growth in fiscal 1995, as an infomercial for Hydron products is scheduled to be released fiscal 1995. Further, management believes that continued sales to the consumer via regularly scheduled cable television programming, coupled with sales to be generated by the contemplated infomercial, will enable the Company to build its Hydron polymer based product line into a brand name. In view of the drastic turnaround in the Company's operations the Compensation Committee determined that it was necessary and proper to reward the Company's employees with cash bonus compensation. In prior years, it was the policy of the Compensation Committee and prior to its formation, the entire Board of Directors, to conserve as much cash as necessary to be used to bring the Company's products to market.

     The Compensation Committee further determined that although all of the executive officers of the Company had contributed to the Company's success, it was Harvey Tauman, the Chief Executive Officer and President, who was chiefly responsible for such success. The Compensation Committee noted Mr. Tauman's tireless efforts in his dual capacities as Chief Executive Officer as well as television spokesman, and it was its belief that Mr. Tauman's effectiveness as spokesman largely contributed to the Company's successful product sales. The efforts of Richard Tauman in effectuating the Company's rapid rise in production requirements have also contributed substantially to the Company's successful year.

     As a reward for the Company's record setting year in fiscal 1994, the Compensation Committee awarded cash bonus compensation to the executive officers as follows: Harvey Tauman, Chief Executive Officer and President--$150,000; Richard Tauman, Vice President, Production--$10,000; Chaudhury M. Prasad, Vice President, Operations--$7,500; Karen Gray, Vice President, Corporate Communications--$7,500; and Thomas G. Burns, Chief Financial Officer--$5,000.

  Long Term Incentives

     Long term incentives are presently geared toward linking benefits to corporate performance through the granting of stock options. All options to executive officers terminate on or shortly after severance of the relationship between the Company and the executive, which tends to build company loyalty and provide extra incentive for increased performance. The number of shares for which options were granted was determined after recommendations made by the Chief Executive Officer.

     During 1994, the Company granted a nonqualified stock option to Harvey Tauman to purchase 200,000 shares exercisable for a five (5) year period at the purchase of $2.625 per share, the fair market value on the date of grant. Additionally, the Company granted an incentive stock option Thomas G. Burns to purchase 50,000 shares exercisable over a five (5) year period at $4.125 per share, the fair market value as of the date he commenced full time employment, as follows: 10,000 shares upon the effective date of the option agreement, and an additional 10,000 shares thereafter on an annual basis commencing one (1) year thereafter for four (4) years from the effective date of such option.

  Conclusion

     The Compensation Committee and the entire Board consider the compensation being paid to all executive officers to be fair and equitable in view of the services being performed for the Company, especially in view of the Company's rapidly expanding operations.

     The Compensation Committee believes that its present policies toward executive compensation in rewarding loyal and exemplary service to the Company, and the policies of the entire Board prior to the establishment of the Compensation Committee with its emphasis on retaining cash to fund the development and marketing of the Company's Hydron polymer based products, while linking potential substantial benefits to executives to Company performance, has served to focus the efforts of the Company's executives on seeking the attainment of growth and continued profitability for the Company, which management believes, if obtained, will in turn result in an increase in value to all of the Company's shareholders.

                                       The Members of the Compensation Committee
                                                                      Frank Fiur

                                                             Samuel M. Leb, M.D.
                                                                  Nestor Cardero
                                                               Joseph A. Caccamo

                               PERFORMANCE GRAPH

     The following graph compares the performance for the periods indicated in the graph of the Company's Common Stock with the performance of the Nasdaq Market Index and the average performance of a group of the Company's peer corporations consisting of: Alberto-Culver (both Class A and Class B shares), Alfin, Inc., Aloette Cosmetics Inc., American Safety Razor Co., Avon Products Inc., Beauticontrol Cosmetics, CCA Industries, Inc., Chromomatics Color Science, Cosmetic Group, USA, Del Laboratories Inc., Dep CP Class A and B shares, Erox Corp., Gillette Co., Guest Supply Inc., Helene Curtis Inc., Jean Philippe Fragrances, Inc., Lee Pharmaceuticals, Maybelline Inc., Mem Co., Nutramax Products, Inc., Parlux Fragrances, Inc, Saint Ives Labs Inc., Stephan Co. and Tristar CP. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at the beginning of the period indicated in the graph, and that all dividends were reinvested.

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG HYDRON TECHNOLOGIES, INC.
                    NASDAQ MARKET INDEX AND MG GROUP INDEX

                                    [CHART]

                       1989    1990      1991     1992     1993     1994
                     ------   ------   -------  -------  -------  -------
HYDRON TECHNOLOGIES   $100   $ 61.11   $111.11  $127.78  $211.11  $427.78
INDUSTRY INDEX         100    108.80    188.30   199.79   200.88   248.95
BROAD MARKET           100     81.12    104.14   105.16   126.14   132.44

                     ASSUMES $100 INVESTED ON JAN. 1, 1990
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 30, 1994

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Joseph A. Caccamo, a director of the Company, is the principal of Joseph A. Caccamo Attorney at Law, P.C., counsel to the Company. Mr. Caccamo's firm was paid $76,814 in legal fees and for reimbursement of disbursements incurred on behalf of the Company during Fiscal 1994. Mr. Caccamo was granted options in Fiscal 1994 and Fiscal 1993 to purchase 10,000 shares at $5.6875 per share and $2.50 per share, respectively; and in Fiscal 1992 he was granted options to purchase 25,000 shares of Common Stock at $1.50 per share and 25,000 shares of Common Stock at $1.4375 per share.

     Karen Gray became a Vice President in October 1993. She was formerly the principal of Mar/Comm Associates, Inc. ('Mar/Comm'), a marketing communications firm which provided consulting services to the Company from June 1992 to October

1993. Such firm was paid $9,000 in consulting fees in 1993 and $2,000 in 1992, and was granted options to purchase 20,000 shares at $1.4375 per share and 30,000 shares at $1.375 per share in 1992.

     The Company has entered into preliminary negotiations with Hugues Lamotte concerning a possible distribution agreement for the Company's products in Europe through a company which Mr. Lamotte may be deemed an affiliate. No assurances can be given that any such agreement will be consummated.

                                 PROPOSAL NO. 2
                           RATIFICATION OF SELECTION
                             OF ERNST & YOUNG, LLP
                            AS INDEPENDENT AUDITORS

     The Board of Directors of the Company has approved the engagement of Ernst & Young, LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1995. Ernst & Young, LLP has audited the Company's financial statements since the fiscal year ended December 31, 1991.

     The Company is advised that neither that firm nor any of its partners has any material direct or indirect relationship with the Company. The Board of Directors considers Ernst & Young, LLP to be well qualified for the function of serving as the Company's auditors. The New York Business Corporation Law does not require the approval of the selection of auditors by the Company's shareholders, but in view of the importance of the financial statements to shareholders, the Board of Directors deems it desirable that they pass upon its selection of auditors. In the event the shareholders disapprove of the selection, the Board of Directors will consider the selection of other auditors. The Board of Directors recommends that you vote in favor of the above proposal.

     A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

     Unless otherwise directed by the shareholder giving the proxy, the proxy will be voted for the ratification of the selection by the Board of Directors of Ernst & Young, LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1995.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders for presentation at the 1996 Annual Meeting must be received in writing by the Secretary of the Company at its offices by January 6, 1996 in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

                                              By Order of the Board of Directors

                                                            Chaudhury M. Prasad,
                                                                       Secretary

                           HYDRON TECHNOLOGIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Harvey Tauman and Chaudhury M. Prasad as proxies (the 'Proxies'), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of HYDRON TECHNOLOGIES, INC. (the 'Company') held of record by the undersigned on May 5, 1995 at the Annual Meeting of Shareholders to be held 10:00 A.M., local time, on Friday, June 9, 1995, at the Boca Raton Marriot Crocker Center, 5150 Town Center Circle, Boca Raton, Florida 33486, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof.

PLEASE MARK BOXES / / IN BLUE OR BLACK INK.

1. Election of nine (9) directors: Harvey Tauman, Richard Tauman, Chaudhury M. Prasad, Frank Fiur, Samuel M. Leb, M.D., Nestor Cardero, C.P.A., Joseph A. Caccamo, Esq., Hugues Lamotte and Richard Banakus
   (MARK ONLY ONE OF THE TWO BOXES FOR THIS ITEM)
   / / VOTE FOR all nominees named above except    (OR)  / / VOTE WITHHELD as to
       those who may be named on this line:                  all nominees
                                                             named above.
   ____________________________________________

2. Proposal to ratify appointment of Ernst & Young, LLP as the Company's independent certified public accountants:

                    FOR / /      AGAINST / /      ABSTAIN / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         When properly executed, this Proxy will be voted as directed.
  If no direction is made, this Proxy will be voted 'FOR' Proposals 1 and 2.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

                    Dated: _________________________________, 1995


                    X ____________________________________________
                                        Signature

                    X ____________________________________________
                                      Print Name(s)

                    X ____________________________________________
                                Signature, if held jointly

                    PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY OR EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.